Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE:

Captiva Software’s Reynolds C. Bish Joins I-many’s

Board of Directors

EDISON, N.J. February 27, 2006 — I-many, Inc. (NASDAQ:IMNY), the leading provider of Enterprise Contract Management (ECM) solutions for managing corporate commitments, today announced Reynolds C. Bish has joined I-many’s board of directors.

“Reynolds brings a wealth of directly related expertise to I-many,” said John A. Rade, chairman and interim president & CEO of I-many, “and he has a history of successfully building companies and realizing shareholder value. As we focus on building I-many, both organically and potentially through strategic acquisitions, we expect Reynolds to provide valuable insight and guidance.”

Added Bish, “I feel fortunate to join I-many’s board at a pivotal time in its growth and development. As I-many begins to roll out new and updated applications based on its new ECMF platform, I see this as a watershed for opening new markets, as well as broadening existing markets where I-many is already the dominant player. I-many is now positioned as the only provider able to meet the growing demand for a comprehensive and integrated solution for managing the increasingly complex enterprise contract lifecycle.”

Bish has been active in enterprise software markets for more than 20 years. In 1989, he co-founded Captiva Software Corporation (www.captivasoftware.com), a NASDAQ listed company that is the leading provider of input management solutions, and served as its president, CEO, and a director until its acquisition by EMC Corporation in December 2005. He now continues in that position as its president and general manager, as well as vice president of EMC’s Enterprise Software Group. NYSE-traded EMC is the world leader in products, services and solutions for information management and storage. (www.emc.com)

Prior to Captiva, Bish was president and CEO of Unibase Systems, Inc., a company that was the first to provide data entry systems on industry standard, open platforms. Prior to Unibase, Mr. Bish was a co-founder, vice president of finance and CFO of Covalent Systems Corporation, a venture capital funded company that was a leading provider of data collection and production management systems for commercial and in-plant print shops. He previously spent six years as vice president of finance and CFO of Fafco, Inc., a NASDAQ listed company that is the leading provider of solar heat exchangers, and three years with Price Waterhouse as a CPA. He has served on the board of directors of AeA, AIIM and TAWPI and in 2003 was named Ernst & Young’s Entrepreneur of the Year for the San Diego area.

About I-many

I-many (NASDAQ:IMNY) is the leading provider of advanced Enterprise Contract Management solutions for managing corporate commitments. Designed to extend beyond the traditional contract management capabilities, I-many ContractSphere® offers an end-to-end solution, from pre-contract processes and contract management to transaction compliance. Ultimately, this provides companies with the visibility and control needed to manage any type of commitment—from contracts and obligations to payments and collections. The result is increased revenue, minimized risk and dramatically reduced operating costs, which deliver improved profitability with hard return on investment. More than 280 customers across 21 industries worldwide have implemented and realized the value of I-many business solutions. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include: the risk of unforeseen technical or practical impediments to planned software development, which could affect the company’s product release timetable; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue; the possibility that current economic conditions will deteriorate; the possibility that extraordinary events outside the company’s control could extend the length of the sales cycle for the company’s products or make the market for the company’s products more unpredictable; the risk that the company’s historical dependence on the healthcare market will continue; the risk that the company will not be successful in opening new markets for its products; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

CONTACT:

I-many, Inc.

Kevin Harris, 732-452-1515

kharris@imany.com

or

Investor Relations:

Liolios Group, Inc.

Scott Liolios, 949-574-3860

scott@liolios.com